EXHIBIT 3.5

FILED

OCT 27 1997

APPR. Sherry Slair
TERM
DATE 11-24-

ARTICLES OF AMENDMENT
FOR
ARTICLES OF INCORPORATION
OF
INDEPENDENCE LEAD MINES COMPANY

0034348-1

KNOW ALL MEN BY THESE PRESENTS:

That on the 30th day of July, 1997 a meeting of the Board of Directors of INDEPENDENCE LEAD MINES COMPANY, a corporation organized and existing under the laws of Arizona, was held at 416 River Street, Wallace, Idaho. At said meeting the Board of Directors, by motion made, seconded and unanimously passed, called a special annual shareholder's meeting of Independence Lead Mines Company to be held in conjunction with the annual meeting of shareholders to be held in Wallace, Idaho on Friday, September 26, 1997 at 1:30 p.m. (PDT) for the purpose of considering and voting upon the Board of Director's recommendation to pass a proposal to amend Article VIII of the Articles of Incorporation of INDEPENDENCE LEAD MINES COMPANY to increase the authorized shares of common stock to 5,000,000 shares from 4,000,000 share of non-assessable common stock as follows:

Thereafter, pursuant to said action of the Board of Directors and more than 30 days prior to September 26, 1997, a written notice of said shareholders meeting and its purposes was mailed to all shareholders of record of INDEPENDENCE LEAD MINES COMPANY, postage prepaid.

On September 26, 1997 at 1:30 p.m. in Wallace, Idaho, the shareholders meeting of INDEPENDENCE LEAD MINES COMPANY was convened. At the time of the shareholders meeting, according to the stock ledger of the corporation, there were 4,324,206 shares issued and outstanding. Each share being entitled to one vote, at least 2,162,104 shares were necessary to constitute a quorum. The Secretary reported there were 2,594,870 shares present in person or by proxy. There was therefore, a quorum.

Shareholder Peter Sheridan made a motion to amend Article VIII of the Articles of Incorporation to read as follows:

"VIII.

The amount of authorized stock of the corporation is five million dollars $5,000,000) divided into five million shares (5,000,000) with the par value of

one dollar ($1.00) per share, each which shall be paid in at such time and/or times as the Board of Directors may designate, in cash, real or personal property, services, leases, options to purchase or any other valuable right or thing, for the uses and purposes of the corporation and all shares of capital stock when issued in exchange therefor shall thereupon and thereby become and be fully paid as though paid for in cash at par and the judgment of the directors as to the value of any property, right or thing acquired in exchange for capital stock, shall be conclusive. Of said stock, all five million shares (5,000,000) shall be known as and called "common stock" and shall have the usual rights pertaining thereto. All five million (5,000,000) shares shall be non-assessable."

The motion was seconded by Mr. George Gaylor and following discussion was put to a vote of the stockholders. There being no stockholders desiring to vote by ballot, the vote was tabulated by the Inspector.

The holders of a majority of the issued and outstanding shares of the common stock have voted for the amendment. Tabulation of the votes cast was as follows:

FOR	2,386,585
AGAINST	25,793

WHEREUPON, the amendment of Article VIII of the Articles of Incorporation were approved and adopted.

IN WITNESS WHEREOF, INDEPENDENCE LEAD MINES COMPANY has caused these Articles of Amendment of its Articles of Incorporation to be signed and acknowledged by its Chairman of the Board and President, BERNARD C. LANNEN and to be attested by its Secretary/Treasurer, WAYNE SCHOONMAKER.

DATED this 13th day of October, 1997.

INDEPENDENCE LEAD MINES COMPANY

By: [signature]
Bernard C. Lannen, Chairman of the
Board of Directors & President

ATTEST:

[signature]
Wayne Schoonmaker, Secretary/Treasurer

STATE OF IDAHO)
) ss.
County of Shoshone)

On this 17 day of October, 1997, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared BERNARD C. LANNEN, known or identified to me to be the Chairman of the Board of Directors and President and WAYNE SCHOONMAKER, Secretary/Treasurer, respectively, of INDEPENDENCE LEAD MINES COMPANY. , and the officers that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

Notary Public in and for the State of IDAHO, Residing at: Silverton, Idaho
My Commission expires: 10-10-2000